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                                                                Exhibit 10(i)(a)

                     OPTION AGREEMENT TO PURCHASE EXCLUSIVE
                          LICENSE TO USE PATENT RIGHTS


This option agreement (the "AGREEMENT") is between OmniCorder Technologies, Inc. of 541 South Ocean Avenue, Patchogue, New York, 11772, hereinafter called SPONSOR, and Michael Anbar of 145 Deer Run Road, Amherst, New York 14221, hereinafter called SCIENTIST is as follows:

In consideration of good and valuable services, including extensive efforts by SPONSOR to market the technology of Dynamic Area Telethermometry, and the consideration of One Dollar ($1.00), paid to SCIENTIST, receipt of which is hereby acknowledged, SCIENTIST hereby gives and grants to SPONSOR, and assigns, the exclusive option, to license on an exclusive basis, U.S. PATENT application #08/368,161, filed January 3, 1995 entitled "Detection of cancerous lesions by their effect on the periodic modulation of perfusion in the surrounding tissues", hereinafter called PATENT.

The option is given on the following terms and conditions:

ONE: PRICE AND TERMS OF PAYMENT:

The purchase price for the exclusive license to use PATENT and all proprietary rights therein or based thereon and all uses and products and benefits therein and derived therefrom (the "LICENSE") shall be Three Hundred Shares (or, Twenty Percent) of SPONSOR'S Common Stock which will be transferred to the SCIENTIST upon the exercise of this AGREEMENT, and SPONSOR shall pay SCIENTIST a Royalty Fee of $300 for each complete DAT Breast Cancer Screening System installed at a client site, in perpetuity, paid annually on February 1st each year, for the systems installed the previous year.

TWO:  OTHER GOOD AND VALUABLE CONSIDERATIONS:

The payment by the SPONSOR to the SCIENTIST, upon the execution of this AGREEMENT to purchase the LICENSE, of the good and valuable considerations as set forth in this paragraph are conditional as herein described.

1. The SPONSOR shall provide the UB Foundation with a research grant, (the "GRANT") of five hundred and fifty thousand dollars ($550,000) to be used for the single purpose of research related to Dynamic Area Telethermometry and its use in breast cancer detection. The GRANT will be deposited in escrow with an Escrow Agent mutually acceptable to both SPONSOR and SCIENTIST at the time of the transfer of LICENSE. The Escrow Agent will transfer the GRANT to the UB Foundation upon the delivery, by the UB Foundation of; (i) research proposal describing the project schedule and budget, and naming the SCIENTIST as the Principal Investigator with whom the control of the GRANT resides; (ii) written approval by the U.B. Foundation and which stipulates that all discovery, inventions, techniques, processes, formulas, apparatus or patents arising out of the research conducted under the GRANT are the sole property of the SPONSOR and that,
     (iii) and further stipulates that in the event of the resignation or termination ("TERMINATION") of the SCIENTIST from the State University of New York at Buffalo ("S.U.N.Y.") and severance of his relationship with the UB Foundation, any unused portions of the GRANT will be transferred directly to the SCIENTIST to continue the same research; (iv) in the event of the death or incapacitation or unwillingness ("INCAPACITY") of SCIENTIST all unused portions of the GRANT will be returned to the SPONSOR. The GRANT shall be held in escrow for a period not to exceed six months, (the "TERM"). If, due to INCAPACITY the SCIENTIST does not accept the GRANT by the end of the TERM ("GRANT REFUSAL"), the GRANT may be declared withdrawn by the submission of a letter by the SPONSOR at which time the Escrow Agent will refund the GRANT to the SPONSOR. In the event of GRANT REFUSAL or INCAPACITY, withdrawal of the GRANT after the end of the TERM may occur at



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     any time and shall be at the sole discretion of the SPONSOR and doing so shall not, in anyway, affect the validity of the transfer of the LICENSE to the SPONSOR or the SPONSOR's ownership of the LICENSE.

2. The SPONSOR shall provide the SCIENTIST with the use, at the earliest possible date, but within 12 months following the exercise of this OPTION, and for the period of the GRANT, of an infrared camera manufactured by "Amber Company" which utilizes a Quantum Well Infrared Photodetector developed by the "Jet Propulsion Laboratory" in Pasadena CA, or a device with substantially the same performance specifications ("DEVICE"). The SPONSOR will make every effort to make the DEVICE available to the SCIENTIST at the earliest date. In the event of TERMINATION or GRANT REFUSAL or INCAPACITY the SPONSOR shall be relieved of the requirements of this paragraph, which shall not, in any way, affect the validity of the transfer of the LICENSE to the SPONSOR or the SPONSOR's ownership of the LICENSE.

3. The SPONSOR shall provide the SCIENTIST's company, AMARA, Inc., with a consulting contract, the duration of which shall be 12 months. The conditions of the consulting contract shall provide for (i) up to fifty-two
     (52) person-days of employment at a rate of five hundred dollars ($500) per person-day; (ii) travel related expenses not to exceed twenty five thousand dollars ($25,000); (iii) and an equipment and supplies budget of $50,000. In the event of TERMINATION or GRANT REFUSAL or INCAPACITY or refusal by AMARA Inc. to accept this consulting contract, the SPONSOR shall be relieved of the requirements of this paragraph which, shall not, in anyway, affect the validity of the transfer of the LICENSE to the SPONSOR or the SPONSOR's ownership of the LICENSE.

4. SPONSOR shall elect SCIENTIST as a member of its Board of Directors in a manner consistent with the Bylaws of the SPONSOR and the Laws of Delaware. If, due to INCAPACITY, the SCIENTIST does not accept the position as a member of the SPONSOR's Board of Directors, the transfer of the LICENSE to the SPONSOR or the SPONSOR's ownership of the LICENSE shall not, in anyway, be affected.

5. Upon the resignation of the SCIENTIST from the State University of New York at Buffalo (S.U.N.Y.) SPONSOR shall offer an employment contract ("CONTRACT") to SCIENTIST with the title and responsibilities of Vice President of Research and Development and Chief Scientific Officer and SPONSOR shall provide the SCIENTIST; (i) with monetary compensation at a rate approximately equivalent to that is being provided to him by S.U.N.Y.;
     (ii) with an employment benefits package consistent with that received by all other senior executives employed by SPONSOR; (iii) with the right to pursue other professional activities, so long as said activities do not inhibit or interfere with his responsibilities as an employee or Board of Directors member. In any event, these other professional activities shall not consume more than thirty percent of SCIENTIST's normal workweek; (iv) with this CONTRACT having a duration of not less than five years. In the event that SCIENTIST becomes an employee of SPONSOR before the consumption of all GRANT funds, all unexpended GRANT funds will be applied to the research budget of SPONSOR's Research and Development Department of which SCIENTIST will head under this CONTRACT. The INCAPACITY of the SCIENTIST to accept the CONTRACT as described herein, shall not, in any way, affect the validity of the transfer of the LICENSE to the SPONSOR or the SPONSOR's ownership of the LICENSE.

THREE: LICENSE TERMINATION

If SPONSOR violates any of the terms of this AGREEMENT or in the event of Abandonment of LICENSE, as specifically defined in Section "FOUR", or does not provide any required payments within 60 days written notice from the SCIENTIST that such payments are due, the LICENSE shall terminate and all rights therein shall revert to SCIENTIST. The SPONSOR shall, thereafter, have no rights in the


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PATENT or proprietary rights therein or based thereon. In this event, SCIENTIST will abide, respect, comply and uphold any and all sub-licensing agreements made between any and all third parties. SCIENTIST will retain any and all funds received pursuant to this AGREEMENT as compensation.

FOUR: ABANDONMENT OF LICENSE

For the purposes of this agreement and for provision of LICENSE termination as set forth in Section THREE, LICENSE will be considered in the state of Abandonment by the SPONSOR if all of the following conditions apply: (i) SPONSOR fails to pay SCIENTIST a royalty fee for more than 18 months; (ii) SPONSOR fails to enter into any negotiation with the purpose of selling, marketing, promoting or sub-licensing LICENSE for more than 18 months; (iii) SPONSOR fails to expend any time, money or resources to sell or promote the LICENSE for more than 18 months; (iv) SPONSOR fails to expend any time, money or resources to improve or enhance the LICENSE or the products derived from the LICENSE for more than 18 months.

FIVE: PERIOD OF AGREEMENT AND EXTENSION

This AGREEMENT may be exercised by giving notice thereof to SCIENTIST, at 145 Deer Run road, Amherst, New York, 14221, at any time during the primary period from the date of this instrument until 12 o'clock a.m. June 27, 1997; or during the extension period, if the AGREEMENT is extended, as herein provided, until 12 o'clock a.m. March 27, 1998. The OPTION may be so extended by SPONSOR giving SCIENTIST written notice of extension prior to the TERMINATION of the primary period, and paying to SCIENTIST at the time of notice, the additional consideration of One Hundred Thousand ($100,000) Dollars.

SIX: EXECUTIVE OF EFFECTUAL TRANSFER

If the AGREEMENT is exercised, SCIENTIST will, within 10 days after the delivery to him of the notice of exercise and the placement of funds in the escrow account pursuant to paragraph TWO, execute effectual transfer of the above LICENSE. This assignment will take place at the earliest possible date. The SPONSOR shall pay all customary and reasonable fees associated with the LICENSE agreement. The LICENSE rights conveyed shall be free and clear of all liens, encumbrances and restrictions.

SEVEN: NOTICES

Any notice hereunder shall be given in writing to the party for whom it is intended in person or by registered mail at the following address, or such future address as may be designated in writing to the SCIENTIST, at the address set forth above, to the SPONSOR at: 541 South Ocean Avenue, Patchogue, New York 11772.

EIGHT: ASSIGNMENT AND SUCCESSION

This AGREEMENT and the contract resulting from the exercise thereof shall bind and inure to the benefit of the heirs, administrators, executors, successors, and assigns of the respective parties except for those "Other Good and Valuable Considerations" set forth in Section "TWO", which are not transferable. All other rights of purchase hereunder may be assigned without restriction except as provided for in Section "NINE".




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NINE: SUB-LICENSING

SPONSOR has the right to sub-license the LICENSE to any and all parties freely and without restriction except when the sub-license agreement with the third party permits:

(i) a selling price of a regional sub-license agreement between SPONSOR and a third party of less than an amount equal to the total population within the region, covered by this sub-license, multiplied by $0.10; (ii) the transaction fee, to be received by the SPONSOR from either the third party or the subject or patient, for each cancer screening test, is less than $1.00. In either case the SPONSOR must have the approval of the SCIENTIST prior to entering into the sub-license agreement with the third party. The provisions of Section "NINE" are not transferable to the SCIENTIST's heirs, administrators, executors, successors and assigns. In the event of the death or incapacity of the SCIENTIST, the SPONSOR shall be immediately relieved of any restriction or limits set forth in Section "NINE".

TEN: RIGHT OF SCIENTIST TO INSPECT BOOKS AND RECORDS

SCIENTIST shall be provided the opportunity to annually inspect the books and records of the SPONSOR for the purpose of confirming SPONSOR's compliance with the provisions set forth in Sections "ONE" and "NINE". This inspection shall occur at the offices of the SPONSOR and at the expense of the SCIENTIST.

ELEVEN:

If any provision if this AGREEMENT is held to be illegal, invalid, or unenforceable under present or future state or federal laws or rules and regulations promulgated thereunder effective during the term hereof, such provisions shall be fully severable, and this AGREEMENT shall be construed and enforced as if such illegal, invalid, or unenforceable provisions had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provisions or by its severance herefrom. Furthermore, the parties hereto agree to negotiate in good faith to modify and amend this AGREEMENT, so as to effect the original intent of the parties as closely as possible with respect to those provisions which were held to be illegal, invalid or unenforceable.

TWELVE:

SCIENTIST warrants that he believes that he is the owner of the PATENT rights and has the right to enter into this AGREEMENT without any breach of his obligations to others.

Each party shall hold harmless and indemnify the other party against any and all claims, judgments, costs, awards, expenses (including reasonable attorneys' fees) and liabilities of every



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kind arising from execution and performance as a result of that execution of this AGREEMENT.

Each party will pay its own expenses, including attorneys fees, related to this AGREEMENT.

Executed in duplicate on March 19, 1997

    /S/ Michael Anbar                                (Signature of SCIENTIST)
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   /S/ Mark A. Fauci                                 (Signature of SPONSOR)
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